THE COMPANIES LAW, 1999

A PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

Scopus Network Technologies Ltd.

Adopted in October 2003

Interpretation; General

1.    In these Articles, unless the context otherwise requires:

1.1.	“Adjusted Valuation” means US$34,600,000.

1.2.	“Articles” shall mean the Articles of Association of the Company, as shall be in force from time to time.

1.3.
“Audited Revenues” means the total revenues of the Company, on a consolidated basis, with any and all of its subsidiaries, as reflected in the relevant audited or reviewed financial statements of the Company.

1.4.	“Bonus Shares” means shares issued by the Company for no consideration to Shareholders entitled to receive them.

1.5.   [Deleted]

1.6.	“Company” means the company whose name is set forth above, incorporated under the Ordinance (as defined herein).

1.7.	“Companies Law” means the Companies Law, 1999.

1.8.   [Deleted]

1.9.	“Directors” means the Board of Directors of the Company, duly appointed in accordance with the Articles hereby.

1.10.	“Distribution” means the grant of Dividend or an obligation for such grant, directly or indirectly, and a Repurchase, except for a Repurchase for no cost at all to the Company and its subsidiaries.

1.11.
“Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding Bonus Shares.

1.12.	“Financial Statements” means the audited annual financial statements of the Company.

1.13.	“Formula Group Entities” means any of Formula Ventures II L.P., Formula Ventures II (Israel) L.P. and Formula Ventures II (Ai) L.P.

Scopus - Articles of Association - October 2003

1.14.
“Fully Diluted Basis” means all issued and outstanding shares of the Company, including all Ordinary Shares and Preferred Shares, with all securities convertible into Ordinary Shares being deemed so converted and all options, warrants and other rights to acquire shares or exchangeable for shares deemed exercised, and all the Ordinary Shares reserved for future allocation under share option plans approved by the Company’s Board of Directors deemed granted and exercised, and after conversion of all convertible shareholders’ loans to equity.

1.15.	“Genesis Group Entities” means Genesis Partners II LD.C. and Genesis Partners II (Israel) L.P.

1.16.	“IPO” means an initial public offering of the Company’s securities.

1.16A
“IVG Project” means a series of products developed, marketed and sold by the Company, such products will enable, inter alia: (I) handling of video routing; (II) translating, encrypting, monitoring, and managing of broadcast video over broadband networks including DVB, ATM and IP; and (III) distributed network architecture including master head-end, through the network backbone, up to the regional head-ends and down to the nodes managed as a single entity.

1.17.	[Deleted]

1.18.	“Koor” means Koor Corporate Venture Capital L.P. and Koor Holdings Ltd.

1.19.	“Law” means the Companies Law, Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

1.20.
“Major Shareholder” means a Shareholder which holds together with all of its Permitted Transferees (as such term is defined in Article 16.5) at least 4.5% (four point five percent) of the outstanding share capital of the Company, calculated on an as-converted basis.

1.21.
“M&A Event” means the consummation of a merger, acquisition or sale of all or substantially all of the outstanding securities of the Company or consolidation of the Company, or a similar financial reorganization, in each case pursuant to which the Company is not the surviving entity, or the consummation of a sale, lease or other disposition of all or substantially all of the assets of the Company.

1.22.	“Office” means the registered office of the Company.

1.23.	“Ordinance” means the Companies Ordinance [New Version], 5743-1983.

1.24.	“Ordinary Shares” shall mean the Ordinary Shares of the Company par value NIS 0.5 each having all rights and obligations set forth in these Articles.

1.25.	“Ordinary Shareholders” mean the holders of Ordinary Shares.

1.26.	“Original Issue Date” means, with respect to each Preferred Share, as applicable, the date on which such Preferred Share was issued.

1.27.
“Original Issue Price” means, with respect to each Preferred Share, as applicable, the price paid per such Preferred Share, as such price may be adjusted upon any Recapitalization Event. On the date of adoption of these Articles: (i) the current Original Issues Price of the Preferred A Shares is US$2.977, and (ii) the current Original Issue Price of the Preferred B Shares is US$1.442.

Scopus - Articles of Association - October 2003

1.28.
“Party at. Interest”, “Officer of a Company”, “Personal Interest”, “Transaction not in the Ordinary Course of Business”, “Relative”, “Action”, “Control Board” shall have the meaning defined in the Companies Law.

1.29.
“Pitango Group Entities” means any of Pitango Venture Capital Fund III (Israeli sub) L.P., Pitango Venture Capital Fund III (Israeli sub) Non-Q L.P., Pitango Venture Capital Fund III (Israeli investors) LP, Pitango JP Morgan Fund III (Israel), L.P., Pitango Venture Capital Fund III Trusts 2000 Ltd., Pitango Principals Fund III (Israel) L.P. and Shrem Fudim Kelner Trust Company Ltd.

1.30.	“Preferred A Shares” shall mean the Preferred A Shares of the Company par value NIS 0.5 each having all rights and obligations set. forth in these Articles.

1.31.	“Preferred B Shares” means the Preferred B Shares of the Company par value NIS 0.5 each having all rights and obligations set forth in these Articles.

1.32.	“Preferred Shares” means the Preferred A Shares and the Preferred B Shares.

1.33.	“Preferred Shareholders” mean the holders of Preferred Shares.

1.34.
“Recapitalization Event” means any event of share combination or subdivision, stock splits, stock dividends, bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital and the like.

1.35.	“Register” means the Register of shareholders that is to be kept pursuant to the provisions of the Companies Law.

1.36.
“Repurchase” means the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, including an obligation to do any of the same.

1.37.	“Shareholder” shall mean any person or entity that is the owner of a share or shares in the Company, as registered in the Register.

1.38.
“Vertex Group Entities” means any of Vertex Israel II (A) Fund, L.P., Vertex Israel II (C.I.) Fund, L.P., Vertex Israel II (B) Fund L.P., Vertex Israel II Discount Fund L.P. and Vertex Israel II (C.I.) Executive Fund L.P., and in case Vertex IIF, L.P. and / or Vertex IIF 2, L.P. are shareholders of the Company, than such entity or entities shall be included in the Vertex Entities Group.

1.39.	“Inspire” means Inspire Investments Ltd. (f/k/a Sadot Research and Development Fund Ltd.).

1.40.
“Writing” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

Scopus - Articles of Association - October 2003

2.
Subject to the aforesaid, in these Articles all terms used herein and not otherwise defined herein shall have the meanings defined in the Companies Law, as in effect on the day on which these Articles become binding on the Company.

3.	Headings to Sections herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof.

Capital

4.
The authorized share capital of the Company shall be NIS 30,000,000 (thirty million New Israeli Shekels), divided into 43,000,000 (forty three million) Ordinary Shares, 6,000,000 (six million) Preferred A Shares, and 11,000,000 (eleven million) Preferred B Shares.

Limitations

5.	The following limitations shall apply to the Company:

5.1.	The right to transfer Shares of the Company is restricted in the manner hereinafter provided;

5.2.
The number of Shareholders of the Company at any time (other than employees, or former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of this Article; and

5.3.	An offer to the public to subscribe for Shares or debentures of the Company is prohibited.

6.    The Ordinary Shares

Every Ordinary Share shall confer on its holder a pari passu right to receive notices of general meetings of the Company, to attend and vote thereat, to elect directors, to receive Dividends, to participate in any bonus of any type whatsoever which the Company may, from time to time, decide to confer on its Shareholders, to receive the paid up nominal capital at the time of winding up of the Company and to participate in the distribution of the Company’s surplus assets at the time of winding up, all subject to the provisions set forth in these Articles.

The Preferred Shares

7.	The Preferred Shares. The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company, and in addition bear the following rights:

7.1.
Liquidation Preference. In the event of (i) any dissolution, liquidation or winding-up of the Company; (ii) any bankruptcy or insolvency proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced by or against the Company (and, with regard to a proceeding commenced against the Company, is not dismissed within sixty (60) days); (iii) a receiver or liquidator has been appointed to all or substantially all of the Company’s assets; (iv) an M&A Event; or (v) distribution of Dividends by the Company, if and when declared by the Board of Directors and approved by the required majority shareholders as described in Article 101 below (in each case, a “Liquidation Event”), all legally available assets and/or funds of the Company or any consideration (whether in cash, securities or in assets) received by the Shareholders (the “Available Assets”) shall be distributed in the following way:

Scopus - Articles of Association - October 2003

7.1.1.
The holders of the Preferred B Shares shall be entitled to receive first, in preference to all other Shareholders of the Company, an amount per each Preferred B Share (in cash, cash equivalents or, if applicable, securities), equal to the Original Issue Price applicable to the Preferred B Shares (adjusted for a Recapitalization Event), plus interest at the rate of 8% (eight percent) per annum, compounded annually, from the date of actual payment for such shares to the date of the Liquidation Event, plus all declared but unpaid Dividends on each Preferred B Share (the “Preferred B Preference” ).

7.1.2.
If at any time after distribution in full to the holders of the Preferred B Shares of the Preferred B Preference, there shall remain Available Assets to be distributed, then the holders of the Preferred A Shares shall be entitled to receive first, senior to the Ordinary Shareholders, an amount per each Preferred A Share (in cash, cash equivalents or, if applicable, securities), equal to the Original Issue Price applicable to the Preferred A Shares (adjusted for a Recapitalization Event), plus all declared but unpaid Dividends on each Preferred A Share (the “Preferred A Preference”).

7.1.3.
If at any time after distribution in full of the Preferred B Preference and the Preferred A Preference, there shall remain Available Assets to be distributed, then all such Available Assets shall be distributed pro rata among all the Preferred Shareholders and Ordinary Shareholders, pro rata in proportion to the number of Ordinary Shares then held by each such holder on an as-converted basis.

7.1.4.
Notwithstanding the provision of Article 7.1.3 above, in the event that under a Liquidation Event the total Available Assets available for distribution (prior to application of Article 7.1.1 and Article 7.1.2 above) are less then one hundred fifty million United States dollars (US$150,000,000), then following payment in full of the Preferred B Preference and the Preferred A Preference (if applicable), any remaining surplus of Available Assets, if any, shall be distributed on a pro rata, as converted basis, among all the Shareholders, including the Preferred Shareholders and the Ordinary Shareholders; provided, however, that Koor’s entitlement for distribution, as an Ordinary Shareholder, shall be first one hundred thirty-five percent (135%) (instead of 100%) of its pro rata share as an Ordinary Shareholder of any distributed amount (i.e., Koor’s shareholding percentage in the Company multiplied by 1.35 multiplied by any distributed amount), until Koor receives the amount of eight million United States dollars (US$8,000,000). Accordingly, until Koor receives eight million United States dollars (US$8,000,000) as described above, the pro rata share of the Preferred Shareholders and the other Ordinary Shareholders in the Available Assets shall be reduced proportionally.

Scopus - Articles of Association - October 2003

After Koor, as an Ordinary Shareholder, has received in full said amount of eight million United States dollars (US$8,000,000), any remaining surplus of Available Assets shall be distributed on a pro rata, as converted basis, among all the shareholders of the Company, including the Preferred Shareholders and the Ordinary Shareholders (including Koor).

7.1.5.
Notwithstanding the provisions of Article 7.1.3 and Article 7.1.4 above, and only until December 31, 2004, in the event that under a Liquidation Event, the total amount of Available Assets available for distribution are equal to or lower than fifty million United States dollars (US$50,000,000), then:

(i)
if the Company effects a Liquidation Event prior to June 30, 2004 and the Company’s Audited Revenues in 2003 are higher than twenty five million United States dollars (US$25,000,000), or, if the Company effects a Liquidation Event after June 30, 2004 but before December 31, 2004 and the Company’s Audited Revenues for the first six months ending June 30, 2004 are higher than fifteen million United States dollars (US$15,000,000), as applicable (either, the “Audited Revenue Milestones” ), and the Company’s Board of Directors and/or general meeting (as the case may be) will approve a Liquidation Event at a Company valuation equal to or lower than fifty million United States dollars (US$50,000,000), then, following payment in full of the Preferred B Preference and the Preferred A Preference (if applicable), any remaining surplus of Available Assets, if any, shall be distributed as follows:

(a)	the Ordinary Shareholders (other than Koor) will receive their pro rata portion of such remaining surplus;

(b)
after the Ordinary Shareholders (other than Koor) have received the amount set out in sub-paragraph (a) above, Koor, as an Ordinary Shareholder, will receive up to eight million United States dollars (US$8,000,000) in lieu of the holders of the Preferred Shares; and

Scopus - Articles of Association - October 2003

(c)
if after the distributions in sub-paragraphs (a) and (b) above, any surplus of Available Assets remains, such surplus will be distributed among the Preferred Shareholders only, pro rata among themselves (on as converted basis);

or -

(ii)
if the Company effects a Liquidation Event prior to June 30, 2004 and the Company does not succeed in achieving the Audited Revenue Millstones in fiscal year 2003, or, if the Company effects a Liquidation Event after June 30, 2004 and the Company does not succeed in achieving the Audited Revenue Millstones in the first six months ending June 30, 2004, and the Company’s Board of Directors and/or general meeting (as the case may be) will approve a Liquidation Event at a Company valuation equal to or lower than fifty million United States dollars (US$50,000,000) and will determine that it is the best alternative for the shareholders of the Company, then, following payment in full of the Preferred B Preference and the Preferred A Preference (if applicable), any remaining surplus of Available Assets, if any, shall be distributed as follows:

(a)
the Ordinary Shareholders (including Koor in its capacity as a holder of Ordinary Shares) will receive their pro rata portion of such remaining surplus, provided, however, that Koor’s entitlement for distribution, as an Ordinary Shareholder, shall be one hundred thirty-five percent (135%) (instead of 100%) of its pro rata share as an Ordinary Shareholder of any distributed amount (i.e., Koor’s shareholding percentage in the Company multiplied by 1.35 multiplied by any distributed amount);

(b)
if after the distribution in sub-paragraph (a) above, any surplus of Available Assets remains, such surplus will be distributed among the Preferred Shareholders only, pro rata among themselves (on as converted basis).

7.2.	Conversion. The holders of the Preferred Shares shall have conversion rights as follows:

7.2.1.	Right to Convert.

7.2.1.1.
Each Prefered Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Original Issue Price of the Preferred B Shares or Preferred A Shares, as applicable, by the Conversion Price at the time in effect for such share.  The initial Conversion Price per Preferred B Share shall be US$1.632; and the initial Conversion Price per Preferred A Share shall be US$2.547 (each a “Conversion Price”); provided, however, that the Conversion Price of the Preferred Shares shall be subject to adjustment in accordance with any Recapitalization Event and pursuant to the anti-dilution provisions set forth herein.

Scopus - Articles of Association - October 2003

7.2.1.2.
Notwithstanding anything to the contrary herein, each Preferred Share shall automatically be converted into fully paid and nonassessable Ordinary Shares by dividing the Original Issue Price applicable to such share, by the Conversion Price at the time in effect for such Preferred Share, upon: (i) the consummation of the Company’s sale of its Ordinary Shares in an IPO under any securities law, reflecting a pre-money valuation of the Company of more than US$150,000,000 (one hundred fifty million US dollars) and netting to the Company proceeds of more than US$30,000,000 (thirty million US dollars)(a “Qualified IPO”),or (ii) upon the written consent of. the holders of seventy-five percent (75%) of the Preferred Shares.

7.2.1.3.
Mechanics of Conversion. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, the holder shall surrender the certificate or certificates thereof at the Office and, shall give written notice by registered mail, postage prepaid, to the Company of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares as of such date. In the case of conversion pursuant to Article 7.2.1.2, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the occurrence of any of the events listed in Article 7.2.1.2, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares as of such date.

Scopus - Articles of Association - October 2003

7.2.2.	Conversion Price Adjustments of Preferred Shares.

7.2.2.1A	[Deleted]

7.2.2.1.
Until the closing of the IPO, if the Company shall issue any Additional Shares (as defined below), at a price per share lower than the Conversion Price applicable to the Preferred B Shares (subject to the proportionate adjustment in the event of any Recapitalization Event) (the “New Price” ), then the Conversion Price for the Preferred B Shares shall be automatically reduced for no additional consideration to a price equal to the New Price.

7.2.2.2.
Until the closing of the IPO, if the Company shall issue any Additional Shares, at a price per share lower than the Conversion Price applicable to the Preferred A Shares (subject to the proportionate adjustment in the event of any Recapitalization Event) (the “Reduced Price”),then the Conversion Price for the Preferred A Shares shall be automatically reduced for no additional consideration according to the following weighted average formula:

CP = (a x P’) + (c x P”)
a + c

where ais the number of Ordinary Shares of the Company on an as-converted basis, outstanding immediately prior to the relevant issuance of Additional Shares; P’is the applicable Conversion Price of the Preferred A Shares in effect immediately prior to such issuance; cis the number of Additional Shares; P” is the Reduced Price; and CP is the adjusted Conversion Price.

Scopus - Articles of Association - October 2003

7.2.2.3.
No adjustment of such Conversion Price pursuant to Article 7.2.2.1, 7.2.2.2 shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment,

7.2.2.4.
In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash received therefor after deducting from such cash amount any discounts, finder’s fees or underwriting commissions paid or incurred by the Company in connection with the issuance and sale thereof, and paid to the purchaser of such Shares or any affiliate or related party thereof.

7.2.2.5.	In the case of the issuance of Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof.

7.2.2.6.
In the case of the issuance of options to purchase or rights to subscribe for Additional Shares, or securities by their terms convertible into or exchangeable for Additional Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, “Options” ), the aggregate maximum number of Additional Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential anti-dilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time full consideration for the shares deliverable upon exercise, conversion or exchange, as the case may be, of such Options, and shall be deemed to have been paid for at a consideration equal to the consideration (determined in the manner provided in Articles 7.2.2.4 and 7.2.2.5), if any, received by the Company for such Options upon the issuance of such Options, plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti-dilution adjustments) for the Additional Shares covered thereby.

Scopus - Articles of Association - October 2003

7.2.2.7.
For purposes of Article 7.2.2 hereof, the consideration for any Additional Shares shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Shares are issued or deemed to be issued pursuant to Article 7.2.2.6.

7.2.2.8.
“Additional Shares” shall mean shares of any class issued (or Ordinary Shares deemed to have been issued pursuant to Article 7.2.2.6) by the Company other than: (i) up to 6,648,066 Ordinary Shares issuable upon exercise of options or warrants existing on the date these Articles were adopted, (ii) securities issued to employees, consultants, service providers, or directors of the Company or the Company’s subsidiaries, pursuant to an approved stock option plan of the Company, (iii) Bonus Shares distributed to all of the Shareholders on a pro rata basis (calculated on an as converted basis), (iv) securities issued upon the conversion of any Preferred Shares of the Company, or (v) shares issued by the Company in connection with any stock split, stock dividend, recapitalization, reclassification or any similar event.

7.2.2.9.
Notwithstanding the above, the anti-dilution protection rights of the holders of Preferred Shares set forth in this Article 7.2.2 may be waived by holders of at least seventy-five percent (75%) of the Preferred Shares, provided, however, that the group of holders who waived their right above includes either the Genesis Group Entities or Mr. Zohar Zisapel. For the purpose of this Section 7.2.2.9, the Preferred A Shares and the Preferred B Shares shall be deemed as one class of shares, and no separate class votes shall be required.

7.2.3.
Adjustments for Stock Splits and Combinations. If the Company shall subdivide or combine its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, or shall be proportionately increased in the case of combination of shares. Any adjustment of under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.2.4.
Adjustment for Certain Dividends and Distributions. In the event the Company, at any time or from time to time after the Original Issue Date of the Preferred Shares, shall make or issue a Dividend or other Distribution payable in Additional Shares, and the Preferred Shares have not participated in such Dividend or other Distribution, then and in each such event the Conversion Price applicable to the Preferred Shares shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction: (1) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance; and (2) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance, plus the number of Ordinary Shares issuable in payment of such Dividend or Distribution.

Scopus - Articles of Association - October 2003

7.2.5.
Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date of the Preferred Shares shall make or issue a Dividend or other Distribution payable in securities of the Company other than Ordinary Shares, and the Preferred Shares have not participated in such Dividend or other Distribution, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period under this paragraph, with respect to the rights of the holders of Preferred Shares.

7.2.6.
Adjustment for Reclassification, Exchange, or Substitution, If the Ordinary Shares issuable upon the conversion of the Preferred Shares shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or Dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of Ordinary Shares into which such Preferred Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

7.2.7.	[Deleted]

Scopus - Articles of Association - October 2003

7.2.8.
No Fractional Shares and Certificates as to Adjustments. No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

7.2.9.
Upon the occurrence of each adjustment of the Conversion Price of Preferred Shares pursuant to this Article 7, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment and showing in detail the facts upon which such adjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

7.2.10.
Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Dividend or other Distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such Dividend, Distribution or right, and the amount and character of such Dividend, Distribution or right.

7.2.11.
Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, then the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

7.3.
Voting Rights. The holder of each share of the Preferred Shares shall have the right to one vote for each Ordinary Share into which such Preferred Shares could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any General Meeting in accordance with these Articles, and to vote, together with holders of Ordinary Shares as one class, except as required by applicable law, with respect to any question upon which holders of Ordinary Shares have the right to vote.

Scopus - Articles of Association - October 2003

8.	Pre-emptive Rights

If at any time prior to the Qualified IPO the Company proposes to issue and sell New Securities, as defined below, it shall enable each Major Shareholders (or any of its Permitted Transferees) (in this Article 8, each shall be referred to as an “Offeree” ), to purchase a pro rata portion of any issuance of New Securities by the Company under the same terms and conditions of such issuance, as follows:

8.1.
“New Securities” shall mean any shares of the Company, whether or not now authorized, and rights, options or warrants to purchase shares, and securities of any type whatsoever that are, or may become, convertible into shares of the Company; provided that the term “New Securities” shall not include (i) shares of the Company issuable upon exercise or conversion of options or warrants outstanding on the Original Issue Date applicable to the Preferred B Shares; (ii) securities offered to the public under an IPO; (iii) securities issued to employees, consultants service providers, subcontractors or directors of the Company or of any subsidiary of the Company pursuant to a stock option plan approved by the Board of Directors; (iv) securities issued pursuant to stock split, recapitalization, reclassification or payment of any Dividend or distribution with respect to the Company’s issued and outstanding share capital; (v) securities issued in connection with the purchase of all outstanding securities of another corporation or business entity; and (vi) securities issued upon the conversion of Preferred Shares.

8.2.
In the event the Company undertakes an issuance of New Securities, it shall give each Offeree written notice thereof, which notice shall be given prior to such issuance, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same, and offering such Offeree to purchase such number of such New Securities as shall be equal to the aggregate number of shares of the New Securities multiplied by a fraction, the numerator of which. being the number of shares of the Company then held by such Offeree (on an as converted basis) and the denominator of which is the aggregate number of shares of the Company then owned by all of the Offerees (on an as-converted basis), for the price and upon the same terms specified in such notice (the “Rights Notice” ). Such Offeree shall have fourteen (14) days from the date of the Rights Notice to accept such offer in whole or in part, by written notice to the Company, provided that if the purchase by such Offeree is being effected prior to, or concurrently with such issuance of New Securities (rather than subsequent thereto) then such Offeree shall be obligated to consummate the purchase of such New Securities only if the Company consummates the sale of the balance of the New Securities, pursuant to the terms described in the Rights Notice.

8.3.
In the event that the Offeree fails to accept such offer as to all or part of the New Securities apportioned to him or it within the abovementioned fourteen (14) day period, the Company shall have the right within ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement), to sell the New Securities as to which such offer was not accepted, provided, however, that no such sale be effected at a price or upon terms more favorable to the purchasers thereof than those specified in the Rights Notice. In the event the Company has not sold or entered into an agreement to sell such New Securities within the periods specified above, the Company shall not thereafter issue or sell such New Securities without first complying with the procedure set forth in this paragraph.

Scopus - Articles of Association - October 2003

Shares

9.
Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Directors who may without limiting or affecting any rights previously conferred on the holders of any existing shares or class of shares offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of Directors determine.

10.
The Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of Dividend distributions, voting, appointment or dismissal of Directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time by a resolution, subject to the provisions of these Articles and without infringing on any special right previously granted to a Shareholder. The Company may convert part of the issued shares into deferred shares.

11.	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

12.	The Company may issue from time to time share warrants whose terms and conditions shall be determined by the Board of Directors all subject to the provisions set forth in these Articles.

13.
The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

14.	If two or more persons are registered as joint holders of a share:

14.1.
They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorneys and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the- sole owner of the share.

14.2.
Each one of them shall be permitted to give receipts binding all the joint holders for Dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the Dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

Scopus - Articles of Association - October 2003

15.
Share certificates shall be issued under the rubber stamp of the Company and shall bear the signatures of a director, or of any other person or persons authorized thereto by the Board of Directors. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders. If a. share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may deem fit.

Transfer of Shares

16.
Right of First Refusal. Until the Closing of the Qualified IPO, each Major Shareholder (apart from a trustee who holds shares of the Company for the benefit of employees of the Company or its subsidiary) or any of its Permitted Transferees (in. this Article 16, the “Offerees”), shall have a right of first refusal with respect to any sale, assignment, transfer, grant of right in or other disposition of shares of the Company (except for a pledge or lien) (collectively a “Transfer”) by any Shareholder of all or any of its shares in the Company, except with respect to a Transfer by such Shareholder to its Permitted Transferees, as follows:

16.1.
If at any time any Shareholder of the Company wishes to Transfer any or all of the shares of the Company owned by it (the “Offeror”) pursuant to the terms of a bona fide offer received from any party or otherwise, heft shall submit a written offer (the “Offer”) to Transfer such shares (the “Offered Shares” ) to the other Offerees on terms and conditions, including price, identical to those proposed by such third party (the terms of the Offer are referred to herein as the “Proposed Terms” ). The Offer shall disclose the identity of the proposed purchaser or transferee, the shares proposed to be sold or transferred and the Proposed Terms.

16.2.
Each Offeree shall have the right to purchase that number of shares of the Offered Shares as shall be equal to the aggregate number of shares of the Offered Shares multiplied by a fraction the numerator of which is the number of shares of the Company then held by such Offeree (on an as converted basis) and the denominator of which is the aggregate number of shares of the Company then owned by all of the Offerees (on an as-converted basis) (such fraction hereinafter referred to as the “Pro Rata Fraction” of each Offeree). Each Offeree shall only have the right to accept the Offer with regard to such number of shares of the Company which is equal to or more than such Offeree’s Pro Rata Fraction. In the event an Offeree does not wish to purchase his Pro Rata Fraction of the Offered Shares, then any other Offeree who so elected shall have the right to purchase, on a pro rata basis with other Offerees who so elected, any Pro Rata Fraction of Offered Shares not purchased by an Offeree. If the Offerees do not elect to purchase all of the Offered Shares, then there shall be no right to purchase shares pursuant to this Article 16.2.

16.3.
Within fourteen (14) days from the date of receipt of the Offer, each of the Offerees shall give written notice to the Offeror (the “Response Notice”) indicating whether he/it wishes to purchase his Pro Rata Fraction of the Offered Shares, and whether he/it wishes to purchase, in addition, his/its applicable Pro Rata Fraction or more of the Offered Shares not purchased by other Offerees, all pursuant to the Proposed Terms. If such Response Notice has not been given by an Offeree within the aforesaid time period, he shall be deemed to have refused to purchase his Pro Rata Fraction of the Offered Shares.

Scopus - Articles of Association - October 2003

16.4.
At the expiration of the said fourteen (14) days: (i) if notices of Offerees who expressed their wish to purchase Offered Shares have been received by the Offeror in respect of all of the Offered Shares, the Offered Shares shall be Transferred by the Offeror to such Offerees pursuant to the Proposed Terms; (ii) in the event that the Offerees do not elect to purchase all of the Offered Shares, then the Offered Shares may be Transferred by such Offeror at any time within ninety (90) days thereafter. Any such Transfer shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser than the Proposed Terms. The Offered Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer and right of first refusal pursuant to this Article 16.

16.5.	The rights of first refusal under this Article 16 shall not apply to a transfer by a Shareholder to (and vice versa):

(i)	a transferee by operation of law;

(ii)
in the case of a Shareholder who is an individual - a spouse, child, brother, sister or trustee of the Shareholder and any corporate entity in which such Shareholder holds at least 90% of such entity’s controlling interest;

(iii)
in the case of any incorporated shareholder (whether company or partnership) - any corporate entity which controls, is controlled by, or is under common control with such incorporated Shareholder or limited partners, general partners or the limited or general partners of such limited or general partners, or entities that manage or co-manage, or are managed or whose account is managed by, such Shareholder or any of its limited partners, general partners or the limited or general partners of such limited or general partners or management company;

Scopus - Articles of Association - October 2003

(iv)
without derogating from the aforesaid, (a) in the case of the Pitango Group Entities - among such entities, and to co-investors, shareholders, limited partners, general partners or the limited or general partners of such limited or general partners, or entities that manage or co-manage, or are managed or whose account is managed by, such Pitango Group Entity or any of its limited partners, general partners or the limited or general partners of such limited or general partners or management company; and also to Bank Leumi Le-Israel BM (“Bank Leumi” ) only with respect to the pledge of the shares held by Pitango Principals Fund III (Israel) L.P. to Bank Leumi; (b) in the case of Inspire - among such entities, and to any entity controlling, controlled by or under common control with Inspire, or any entity controlling, the above, and/or its management company including, without limitation, Sadot Venture Capital Management (1992) Ltd., and/or any of the respective shareholders and/or affiliates of any of the above; (c) in the case of Koor - to any entity controlling, controlled by or under common control with Koor or any entity controlling the above and/or its management company, limited partners, general partners or entities that manage or co-manage or are managed by Koor or any of its limited partners or general partners; (d) in the case of Vertex Group Entities - among such entities, and to co-investors, limited partners, general partners or the limited or general partners of such limited or general partners, or entities that manage or co-manage, or are managed or whose account is managed by, such Vertex Group Entity or any of its limited partners, general partners or the limited or general partners of such limited or general partners or management company, and to the Formula Group Entities and all their Permitted Transferees; (e) in the case of the Formula Group Entities - among such entities, and to: (i) any of the affiliates, partners or shareholders of any Formula Group Entity; and/or (ii) Formula Vision Technologies (FVT) Ltd. and any of its affiliates or shareholders; and/or (iii) any co-investors, limited partners or general partners (or the limited or general partners of such limited or general partners) of, or entities that manage or co-manage, or are managed or whose account is managed by, any Formula Group Entity and/or Formula Vision Technologies (FVT) Ltd. or any of their affiliates or the same managers, whether they are entities or individuals; and (iv) the Vertex Group Entities and all their Permitted Transferees; and (f) in the case of any of the Genesis Group Entities - among such entities, and to co-investors, shareholders, limited partners, general partners or the limited or general partners of such limited or general partners, or entities that manage or co-manage, or are managed or whose account is managed by, such Genesis Group Entity or any of its limited partners, general partners or the limited or general partners of such limited or general partners or management company, and specifically including Genesis Partners I L.P., Genesis Partners I (Cayman) L.P., Genesis Partners II LDC and Genesis Partners II (Israel) L.P.; and

(v)	a transfer from a Shareholder to a trustee of such Shareholder and a transfer from a trustee to a Shareholder which is the beneficiary of such trustee.

Each of the entities listed in subarticles (i) through (v) shall be referred as a “Permitted Transferee” . The term ‘control’ in Sub Sections (iii) and (iv) above shall have the meaning ascribed to it in Section 1 to the Securities Law, 5728-1968.

17.
For purposes of computing any minimum shareholding required. for any purposes under these Articles, each Preferred Shareholder and its Permitted Transferees shall be entitled to aggregate their holdings in order to be considered one shareholder.

Scopus - Articles of Association - October 2003

18.	Any transfer of shares in the Company shall require the consent of the Board of Directors which shall not be withheld in the event of a transfer to or from a Permitted Transferee.

19.	Each transfer of shares shall be made in writing in the form appearing hereinbelow, or in a similar form, or in any form approved by the Directors from time to time:

“Share Transfer Deed
I, ________, of ______, for valuable consideration paid to me by ________ of __________ (“Transferee”), do hereby transfer to the Transferee _____ share(s), par value NIS 0.5 each, numbered ______ to ______ (inclusive), in the company called Scopus Networks Technologies Ltd. to hold unto the Transferee, his executors, administrators and assigns, subject to the same terms and conditions on which I held the same at the time of the execution hereof; and I, the said Transferee, do hereby agree to take the said share(s) subject to the aforesaid terms and conditions.
In witness whereof we have hereunto set our hands this ______ day of _____, ____.
______________        __________________
Transferee            Transferor”

Such form shall be executed both by the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Directors may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Directors, shall remain with the Company; any deed of transfer that the Directors shall refuse to register shall be returned, upon demand, to the person who furnished it to the Company, together with the share certificate, if furnished.

20.	The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

21.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Directors from time to time.

22.
The Register shall be closed for a period of 14 days before every ordinary general meeting of the Company and at other dates and for such other periods as are determined by the Directors from time to time, provided, however, that the Register shall not be closed for a total of more than 30 days in any calendar year.

23.
Upon the death of a shareholder, the remaining partners, in the event that the deceased was a partner in a share, or the administrators or executors or heirs of the deceased, in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive, shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation to the Company with respect to the share that he held in partnership.

24.
Any person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another person, in either instance subject to the Directors’ power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

Scopus - Articles of Association - October 2003

25.
A person becoming entitled to a share because of the death of a shareholder shall be entitled to receive, and to give receipts for, Dividends or other payments paid or Distributions made, with respect to the share, but shall not be entitled to receive notices with respect to company meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a shareholder with respect to that share.

Lien

26.
The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a share shall also apply to Dividends and other Distributions payable on it. The directors may exempt any share, in full or in part, temporarily or permanently, from the provisions of this Article.

27.
The Company may sell any share on which it has a lien in any manner the Directors see fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until 14 days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

28.
The net proceeds of the sale shall be applied in payment of the amount due to the Company or the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

29.
After the execution of a sale of pledged shares as aforesaid, the Directors shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

Calls for Payment

30.
A Shareholder, whether he is the sole holder of shares or holds the shares together with another person, shall not be entitled to receive Dividends nor to use any other right a Shareholder has unless he has paid all the calls by the Company that shall be made from time to time.

31.
The directors may make calls for payment from Shareholders of the amount not yet paid up on their shares as the Directors shall see fit, provided that the Company gives the Shareholder prior notice of at least 14 days on every call and that the day of payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.

32.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.

Scopus - Articles of Association - October 2003

33.
If the amount called is not paid by the prescribed date, the person from whom it is due shall be liable to pay such index linkage differentials and interest as the Directors shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Directors may forego the payment of such linkage differentials or interest, in whole or in part.

34.
Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment has been made and an appropriate notice thereof given.

35.
At the time of issue of shares the Directors may make arrangements that differentiate between Shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

36.
The Directors may, if they think fit, accept from any Shareholder for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

Forfeiture of Shares

37.
If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

38.
The notice shall specify a date not less than 7 days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

39.
If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited shares.

40.
A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner, as the Directors think fit. At any time before a sale or disposition the forfeiture may be canceled on such terms, as the Directors think fit.

41.
A person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

Scopus - Articles of Association - October 2003

42.
The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former shareholders and/or members as such term defined in the Ordinance.

43.
A declaration in writing of a Director that a share in the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all persons claiming to be entitled to the share. That declaration, together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof, shall constitute good title to the share. The person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity of invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

44.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the par value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Modification of Capital

45.	The Company may, from time to time, subject to applicable Law and subject to these Articles, by a resolution:

(a)	consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

(b)	cancel any shares which have not been purchased or agreed to be purchased by any person;

(c)
by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to Dividend, capital, voting or otherwise over the remaining or similar share;

(d)	reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of section 287 of the Companies Law;

(e)
increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the special rights conferred upon any existing class of shares), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the special resolution;

(f)	convert part of its issued and paid-up shares into deferred shares.

Scopus - Articles of Association - October 2003

46.
The Company shall have the right, by a resolution in a general meeting, to set out regulations with respect to issuance and allotment of other types of securities, aside from shares, including but without derogating from the generality of the above, debentures, options and warrants, and to determine that the aforesaid shall be convertible at a specified rate or some other predetermined formula. Absent such regulations, the Directors shall be authorized to issue and allot such other types of securities to such persons, at such times and upon such terms and conditions as the Company may by resolution of Directors determine.

47.
Subject to any provision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

General Meetings

48.
A general meeting shall be held at least once in every year, at such place and time as may be prescribed by the Directors but in any event not being more than fifteen months after the last preceding general meeting. The aforesaid general meetings shall be called annual general meetings; all other general meetings shall be called special general meetings.

49.
The Directors, whenever they think fit, may, and upon a demand in writing by: (i) a director; or (ii) one or more shareholders holding at least five percent (5%).of the issued and outstanding share capital and at least one percent (1%) of the voting rights; or (iii) one or more shareholders holding at least five percent (5%) of the voting rights in the Company- shall convene a special general meeting. Every such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded, each of which is signed by one or more of the Petitioners. If the Directors do not convene a meeting, the Petitioners may convene by themselves a special general meeting as provided in section 64 of the Companies Law.

50.	Notices of general meetings shall be given as follows:

50.1.
A prior notice of at least 7 days (unless a longer notice is required by Law) and no more than 45 days (not including the day of delivery but including the day of the meeting) of any general meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

50.2.	The notice shall be given as hereinafter provided to the Shareholders entitled pursuant to these Articles to receive notices from the Company.

50.3.	Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting.

50.4.
With the consent of all the shareholders who are entitled at that time to receive notices, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the shareholders.

Scopus - Articles of Association - October 2003

Proceedings of General Meetings

51.
Subject to the provisions of these Articles, the function of the general meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the Directors and auditors; to declare Dividends, to appoint accountants-auditors and to fix their salaries, to amend these Articles, to approve certain actions and transactions under the provisions of section 255 and section 268 through section. 275 of the Companies Law.

52.
No matter shall be discussed at a general meeting unless a quorum is present at the time when the general meeting starts its discussions. Subject to the provisions of their Articles, two or more Shareholders including at least one holder of Preferred Shares, present personally or by proxy, who hold or represent at least 50.1% of the voting rights in the Company, shall be deemed to be a quorum.

53.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same place and time 7 days from the date of the original meeting. If a notice of the adjourned meeting has been given to the shareholders, and quorum is not present at the adjourned meeting within half an hour from the time appointed for the meeting, any number of shareholders present personally or by proxy shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

54.
The chairman of the Board of Directors, if present, or a Director appointed by the Board for such purpose, if so appointed, shall open all general meetings. The Shareholders present shall elect one of the Shareholders present to preside at the meeting.

Vote by Shareholders

55.
Subject to any provision in this regard in the Law requiring a higher majority and notwithstanding anything to the contrary in these Articles, all actions or resolutions shall be passed by a majority vote (on an as-converted basis), provided, however that until the Qualified IPO and as long as the holders of Preferred Shares hold at least 5% of the Company’s outstanding share capital (calculated on an as converted basis), any action or resolution of the. Shareholders or of the Board of Directors (or any committee thereof), as applicable, or of any subsidiary the Company regarding any of the following issues shall require the consent of the holders of the majority of the Preferred Shares voting as a single class or, if such issue requires the approval of the Board of Directors, of at least one Preferred A Director and one Preferred B Director (as defined herein):

55.1.	amendments to these Articles and to the Memorandum of Association of the Company;

55.2.	any material change in the business of the Company;

55.3.	issuance of share capital, rights, options or warrants to purchase share capital, or other securities convertible into or exchangeable for share capital;

55.4.	any merger, consolidation or acquisition of the Company, or the sale, lease or other disposal of all or substantially all of the Company’s assets;

55.5.	approval of the Company’s annual operating plan and budget, and any material deviations therefrom, and any internal shifting between budget items;

Scopus - Articles of Association - October 2003

55.6.	transactions with any officer, director, shareholder or other related party of the Company;

55.7.	declaration and payment of any Dividends or other Distributions or payments;

55.8.	Liquidation Event;

55.9.	increase in the number of the members of the Board above seven (7);

55.10.	any joint venture, partnership or the establishment of any subsidiary not wholly owned by the Company;

55.11.	making any loans, guarantees or indemnities in an amount exceeding US$250,000 (two hundred fifty thousand US dollars);

55.12.	any material transaction of the Company relating to the Company’s technology;

55.13.
appointment and dismissal of the Company’s senior management (the Company’s chief executive officer, chief financial officer, chief technology officer, and the executive management of the Company); and

55.14.	the appointment of new accountants to the Company.

Other than the restrictive provisions set forth above, and subject to the applicable law, no Shareholder(s) shall have any special rights whatsoever enabling it/them to reject and/or block any action or resolution by the Company.

55A.
Notwithstanding the aforesaid, except as otherwise expressly authorized in these Articles, the Company shall not change the terms and provisions of the Preferred Shares or any other term or provision of these Articles as to adversely affect the rights of the Preferred Shares without the prior affirmative consent of the holders of majority of the Preferred A Shares or Preferred B Shares, as applicable, voting as a separate class. For avoidance of doubt, subject to Article 55B any variation of rights or obligations attached to more than one class of shares that affects all such classes in a similar manner shall require the consent of the holders of the majority of the issued shares of all such classes at a class meeting of all such holders, voting as one class, instead of class votes of each of the Preferred A Shares holders, the Preferred B Shares holders or the Ordinary Shareholders, as applicable. Further, the creation and/or issuance of new classes or series of shares, with nights, preferences or obligations in parity with, superior to or otherwise different from those of a relevant class of shares shall not be deemed a change of the rights, preference or obligations of such class of shares.

55B.
In addition to any consent or approval required under these Articles or applicable law, the amendment of the following Articles shall require the written consent of either of (I) the Genesis Group Entities, or (II) Mr. Zohar Zisapel:

55B.1	Sub-Articles 1.1 (definition of Adjusted Valuation), 1.3 (definition of Audited Revenues), and 1.14 (definition of Fully Diluted Basis).

55B.2
Sub-Article 7.1 (liquidation preference), provided, however, that the creation of a new class of shares that shall have liquidation preference that is superior to the liquidation preference of the Preferred A Shares and Preferred B Shares shall not be deemed as an amendment of Sub-Article 7.1 for the purposes of this Sub-Article 55B.2.

55B.3	Sub-Articles 7.2.2.1 and 7.2.2.9.

55B.4	Sub-Article 7.2.2.2, unless such amendment adversely affects the rights attached to the Preferred A Shares.

5 5B.5	This Article 55B.

Scopus - Articles of Association - October 2003

The provisions of this Article 55B above shall expire, and have no effect, in the event that the Genesis Group Entities hold less than 924,642 Preferred B Shares, or the number of Ordinary Shares received subsequent to conversion of 924,642 Preferred B Shares (as such numbers of Preferred B Shares or Ordinary Shares are adjusted for Recapitalization Events).

56.
Every resolution put to the vote at a meeting shall be decided by a show of hands, unless before or upon the declaration of the result of the show of hands a count of votes is demanded by any Shareholders present. Unless a count of votes is demanded as aforesaid, the chairman’s declaration of the result of the show of hands shall be final, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact, without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution.

57.
In the event a count of votes is demanded, such vote shall be made in the same manner, time and place as directed by the chairman of the meeting. The result of the count of votes shall be considered as the resolution of the meeting where such vote was demanded. A Shareholder who demanded a count of votes shall be entitled to cancel his or its demand at any time prior to the execution of such vote.

58.
A demand for a count of votes shall not interrupt the discussion in relation to all other subjects on the meeting’s agenda. A count of votes regarding election of a chairman and adjournment of a meeting shall be executed without delay.

59.
If a count of votes is duly demanded, it shall be taken in such manner as the chairman directs, and the results of the count shall be deemed to be a resolution of the meeting wherein the vote was demanded.

60.	At a vote by show of hands, every shareholder present in person or by proxy shall have one vote. The chairman of a general meeting shall not have an additional, special or decisive vote,

61.
At a vote by count of votes, each shareholder present at a meeting, personally or by proxy, shall be entitled, subject to and without derogating from any rights or restrictions existing at that time with respect to a certain class of shares forming part of the capital of the Company, to one vote for each share held by him; provided that no Shareholder shall be permitted to vote at a general meeting or to appoint a proxy to vote therein unless he has paid all calls for payment and all moneys due to the Company from him with respect to his shares.

62.
Subject to the provisions set forth in Article 55 and Article 55A above, unless otherwise required by Law, a resolution shall be deemed adopted if agreed by more than half of the non abstaining votes / hands. If the number of votes for and against is equal, whether by show of hands or by count of votes, the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

63.
In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

64.
An objection to the right of a shareholder or a proxy to vote in a general meeting must be raised at such meeting or at such adjourned meeting wherein that person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

Scopus - Articles of Association - October 2003

65.
A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other person may vote by proxy.

66.
A Shareholder of the Company which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body, according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

67.
In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also have the same right as a Shareholder to request a count of votes. A proxy need not be a Shareholder of the Company.

68.
A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Directors:

“I, _________, of ___________, a Shareholder holding shares in Scopus Networks Technologies Ltd. hereby appoint ___________ of as my proxy to vote in my name and place at the [ordinary, extraordinary, adjourned - as the case may be] general meeting of the Company to be held on ___________, and at any adjournment thereof.
In witness whereof signed by me this day of __________, ____.
__________________
Appointor’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Directors may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share. An instrument appointing a proxy may or may not be limited in time or may or may not expire upon the occurrence of a certain event; if the appointment shall be for a limited period or shall expire upon the occurrence of a certain event, the instrument shall be for the period stated therein or until the occurrence of such event, as applicable. Unless specifically provided for in such instrument, it shall be revocable.

69.
A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

70.
A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

Scopus - Articles of Association - October 2003

71.
Subject to the provisions of any Law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by telex, telegram, facsimile or electronic mail, shall have the same validity as any annual resolution or special resolution, as applicable, carried in a general meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by telex, telegram, facsimile or electronic mail to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened general or extraordinary meeting of the shareholders.

Directors

72.	The Board shall consist of up to seven (7) directors, who shall be designated in writing as follows:

72.1.
one (1) Director shall be designated, removed or replaced by Koor. In addition to any consent or approval required under these Articles or applicable law, any amendment to this Sub-Article 72.1 shall require the written consent of Koor, unless Koor is no longer a Major Shareholder as a consequence of either of (I) Koor’s failure, for whatever reason; to exercise its pre-emption rights under Article 8 above; or (II) transfer of Koor’s holdings in the Company to a third party who is not a Permitted Transferee of it.

72.2A
one (1) Director shall be designated, removed or replaced by the Pitango Group Entities. In addition to any consent or approval required under these Articles or applicable law, any amendment to this Sub-Article 72.2A shall require the written consent of the Pitango Group Entities, unless the Pitango Group Entities are no longer a Major Shareholder as a consequence of either of (I) Pitango Group Entities’ failure, for whatever reason, to exercise their pre-emption rights under Article 8 above; or (I) transfer of the Pitango Group Entities holdings in the Company to a third party who is not a Permitted Transferee of them.

72.2.
one (1) Director shall be designated, removed or replaced by the Vertex Group Entities. In addition to any consent or approval required under these Articles or applicable law, any amendment to this Sub-Article 72.2 shall require the written consent of the Vertex Group Entities, unless the Vertex Group Entities are no longer a Major Shareholder as a consequence of either of (1) Vertex Group Entities’ failure, for whatever reason, to exercise their pre-emption rights under Article 8 above; or (II) transfer of the Vertex Group Entities holdings in the Company to a third party who is not a Permitted Transferee of them. The Directors designated under Sub-Articles 72.2A and 72.2 shall be referred, together, as the “Preferred A Directors”.

72.3A
one (1) Director shall be designated, removed or replaced by the Genesis Group Entities. In addition to any consent or approval required under these Articles or applicable law, any amendment to this Sub-Article 72.3A shall require the written consent of the Genesis Group Entities, unless the Genesis Group Entities are no longer a Major Shareholder as a consequence of either of (I) Genesis Group Entities’ failure, for whatever reason, to exercise their pre-emption rights under Article 8 above; or (II) transfer of the Genesis Group Entities holdings in the Company to a third party who is not a Permitted Transferee of them.

Scopus - Articles of Association - October 2003

72.3.
and one (1) Director shall be designated, removed or replaced by holders of majority of the Preferred B Shares other than the Genesis Group Entities. The Directors designated under Sub-Articles 72.3A and 72.3 shall be referred, together, as the “Preferred B Directors”; the Preferred A Directors and the Preferred B Directors shall hereinafter be referred to as the “Preferred Directors”).

72.4.
one (1) Director shall be the CEO of the Company, provided, however, that he or she may be designated, removed or replaced from the position of a CEO and/or Director by a majority of the Directors. In connection therewith, for or so long as Mr. David Mahlab shall serve as the CEO of the Company, he shall serve as a Director pursuant to this Article 72.4.

72.5.
one (1) Director shall be an independent professional designated, removed or replaced by a majority of the Directors appointed in accordance with the provisions of Articles 72.1, 72.2A, 72.2, 72.3A, and 72.3.

72.6.
For as long as Inspire holds at least 2% of the Company’s share capital, calculated on a Fully Diluted Basis, Inspire shall have the right to designate a non-voting observer to the Board of Directors of the Company. Such observer shall be entitled to attend all Board of Directors’ meetings and to receive notices of such meetings, and shall be entitled to receive copies of written resolutions of the Board of Directors subject to such observer’s execution of the Company’s standard confidentiality undertaking, but will not be entitled to vote at any Board of Directors meetings and shall not be counted for the purpose of determining the presence of the required quorum for Board of Directors’ meetings.

72.7
For as long as the Formula Group Entities (including the Permitted Transferees of the Formula Group Entities referred to in Sub-Articles 16.5(iv)(e)(i) - 16.5(iv)(e)(iii), but not including the Permitted Transferees of the Formula Group Entities referred to in Sub-Article 16.5(iv)(e)(iv)) hold at least 4% of the Company’s share capital, calculated on a Fully Diluted Basis, the Formula Group Entities shall have the right to designate Mr. Benny Maidan as a non-voting observer to the Board of Directors of the Company. Mr. Maidan shall be entitled to attend all Board of Directors’ meetings and to receive notices of such meetings, and shall be entitled to receive copies of written resolutions of the Board of Directors subject to his execution of the Company’s standard confidentiality undertaking, but will not be entitled to vote at any Board of Directors meetings and shall not be counted for the purpose of determining the presence of the required quorum for Board of Directors’ meetings. Formula’s right to nominate Mr. Maidan as an observer is personal, and may not be assigned or delegated to any person other than Mr. Maidan.

73.
The holders of Preferred Shares may be similarly represented at their discretion in any committee of the Board of Directors and on the board of directors (and any committee thereof) of any subsidiary of the Company, and in any case - each such committee shall include at least one of the Preferred B Directors.

Scopus - Articles of Association - October 2003

74.
Any person, who is not a Director, may be a substitute member of the Board of Directors if such person is qualified to serve as a director of the Company. Any substitute member of the Board of Directors shall have vote equal to the vote of the member of the Board of Directors that he or it substitutes. A substitute member of the Board of Directors shall have -- provided to his or its letter of appointment -- all authorities vested to the Director he or it substitutes. The tenure of office of a substitute member of the Board of Directors shall automatically be terminated upon the dismissal of such member by the General Meeting, or upon the office of the Director he or it substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 76 below in relation with such substitute member.

75.	A Director shall not be required to hold qualifying shares in the Company.

76.
Subject to the provisions of these Articles, or to the provisions of an existing contract, the tenure of office of a Director shall automatically be terminated upon the occurrence of one of the following:

76.1.	If he becomes bankrupt;

76.2.	If he is declared insane or becomes of unsound mind;

76.3.	If he resigns by an instrument in writing delivered to the Company.

76.4.	With his death and if it is a company, with the liquidation of such company;

77.
In the event that a certain member of Board of Directors was not appointed or an office of a member of Board of Directors was vacated, the remaining Directors shall be entitled to act with respect to all matters.

78.
The Directors, in their capacity as such, shall not receive any remuneration from the Company’s funds, unless otherwise decided by the general meeting in a regular decision, and at a rate decided by such meeting. The Directors shall be entitled to reimbursement of their expenses in the course of their performance of their duties as Directors, including expenses in relation of participating in Board of Directors’ meetings, all as decided by the Board of Directors.

Powers and Duties of Directors

79.
Subject to the provisions set forth in these Articles, the management of the business of the Company shall be vested in the Board of Directors, and they may pay all expenses incurred in connection with the establishment and registration of the Company as they shall see fit. They shall be entitled to perform the Company’s powers and authorities pursuant to section 92 of the Companies Law and subject to any provision in Law, or in these Articles, or the regulations that the Company shall adopt by a resolution in its general meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its general meeting as aforesaid shall not affect the legality of any prior act of the Directors that would be legal and valid but for that regulation.

80.
Without limiting the generality of the preceding provision, the Directors may from time to time, in their discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and they may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Scopus - Articles of Association - October 2003

Functions of the Directors

81.	The Directors may meet in, order to transact business, to adjourn their meetings or to organize them otherwise, as they shall deem fit, in accordance with the Articles herein.

82.	The Directors shall elect one of them as a Chairman of the Board of Directors. Such Chairman shall not have any casting vote.

83.
The presence of at least a majority of the directors including at least one Preferred A Director and one Preferred B Director at the opening of a meeting shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to two (2) days thereafter, at the same hour and in the same place, or in the event that such a day is not a business day, then to the first business day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the present directors shall be deemed a quorum.

84.
The Directors may delegate any of their powers to committees consisting of such member or members of their body as determined by the Board of Directors and subject to the provisions of these Articles, and may from time to time revoke such delegation, provided that such delegation does not contradict section 112 of the Companies Law. Each committee to which any powers of the Directors have been delegated shall abide by any regulations enacted by the Directors with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles. Subject to any restrictions imposed by Law, the Directors may delegate that authority or a part thereof to an. executive committee composed of Directors, subject to the provisions of these Articles.

85.
Members of the Board of Directors or a committee thereof may participate in a meeting of the Board of Directors or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

86.	Every Director may at any time call a Board of Directors’ meeting and the Chairman shall call such a meeting upon such request.

87.
Any notice of a Board of Directors’ meeting can be given orally, by telephone, in writing, or by telegram, facsimile, electronic mail or telex. Notice shall be given at least 3 days before the time appointed for the meeting, unless all of the Directors at that time agree to a shorter notice, or waive notice altogether.

88.	Subject to the provisions set forth in these Articles, issues raised before all meetings of the Board of Directors shall be decided by the majority of the Directors.

89.
A resolution in writing signed or agreed to in writing or by telephone, telex, electronic mail or facsimile by all of the Directors entitled to vote on the matter shall be valid for every purpose as a resolution adopted at a Board of Directors’ meeting that was duly convened and held. In place of-a Director the aforesaid resolution may be signed and delivered by his Substitute or his proxy or his Substitute’s proxy.

Scopus - Articles of Association - October 2003

90.
All actions performed bona fide by the Board of Directors or by any person acting as Director or as a Substitute shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a Director or Substitute, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or in his qualifications so to serve.

91.
The Directors shall cause minutes to be taken of all general meetings of the Company, of the appointments of officers of the Company, and of Board of Directors’ meetings. The minutes of any meeting, signed or appearing to be signed by the Chairman of the meeting, shall serve as a prima facie proof of the truth of the contents of the minutes.

92.	The Directors shall comply with all provisions of the Companies Law, and especially with the provisions in respect of:

92.1.	Registration in the Company’s books of all liens that affect the Company’s assets;

92.2.	Keeping a register of Shareholders;

92.3.	Keeping a register of Directors;

92.4.	Delivery to the Registrar of Companies of all notices and reports that are required to be so delivered.

Personal Interest

93.
All transactions and actions in which an Office Holder (as such term is defined in the Companies Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law.

94.	Whenever the Companies Law requires approval pursuant to these Articles, the following provisions shall apply:

94.1.
The Company may approve an action of an Office Holder of the type listed in section 254(a) of the Companies Law if the Board of Directors determined that all of the conditions for such approval, as set forth in the Companies Law, have been fulfilled and approved. such action.

94.2.
The Company may approve a transaction with another person, in which an Office Holder has, directly or indirectly, a personal interest, if (i) the Office Holder disclosed to the Company in advance all of the relevant facts, and (ii) the Board of Directors: (a) determined that the transaction shall not be contrary to the Company’s best interests, (b) determined that the Office Holder acted in good faith in connection with such transaction, and (c) approved the transaction.

94.3.
The Company may approve a transaction with an Office Holder, in which such Office Holder has, directly or indirectly, a personal interest, if (i) the Office Holder disclosed to the Company in advance all of the relevant facts, and (ii) the Board of Directors: (a) determined that the transaction shall not be contrary to the Company’s best interests; (b) determined that the Office Holder acted in good faith in connection with such transaction, and (c) approved the transaction.

94.4.	If a majority of the Directors have a personal interest in a transaction under subsections (2) or (3) above, approval of such transaction by the general meeting of the Company shall also be required.

Scopus - Articles of Association - October 2003

94.5.
If a transaction under subsections (2) or (3) above is an “Unusual Transaction”, as defined in the Companies Law, approval of such transaction by the general meeting of the Company shall also be required.

Local Managements

95.	The Directors may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit.

96.
Without derogating from the general powers granted to the Board of Directors pursuant to the preceding Section, the Directors may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be a director or agent, and may decide his manner of compensation. The Directors may from time to time grant a person so appointed any power, authority, or discretion that the Directors have at that time, and -may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as-the Directors deem fit. The Directors may from time to time relieve any person so appointed or revoke or change any such authorization.

General Manager, Secretary, Other Officers and Attorneys

97.
Subject to the provisions set forth herein, the Directors may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the Chief Executive Officer and General Manager of the Company. The appointment may be either for a fixed period of time or without limiting the time that the General Manager will stay in office. The Directors may, from time to time, subject to any provision in any contract between the General Manager and the Company, release him from his office and appoint another or others in his or their place. The General Manager shall have sole authority to hire or fire employees of the Company, and, in addition, the Directors may from time to time grant and bestow upon the General Manager those powers and authorities that it exercises pursuant to these Articles and under the provisions of the section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

98.
The Directors may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Directors may from time to time deem fit, and may from time to time, in their discretion, suspend and/or dismiss any one or more of such persons. The Directors may determine the powers and duties of such persons, and may demand security in such cases and in such amounts, as they deem fit.

99.
Subject to the provisions set forth herein, the wages and any other compensation of the General Manager and other managers; officers or personnel shall be determined from time to time by the Board of Directors (subject to any provision in any contract between the Company and any such General Manager, manager, officer or personnel), and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Directors shall determine.

Scopus - Articles of Association - October 2003

100.
The Directors may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Directors or which the Directors can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Directors may deem proper. Every such authorization may contain such directives, as the Directors deem proper for the protection and benefit of the persons dealing with such attorneys. The Directors may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Dividends

101.
Subject to these Articles and the provisions of section 301 through 311 of the Companies Law, the Company, at a general meeting and upon the recommendation of the Directors, may declare a Dividend to be paid to the Shareholders, according to their rights and benefits in the profits, and to decide the time of payment. A Dividend may not be declared in excess of that recommended by the Directors, although the Company at a general meeting may declare a smaller Dividend. Notwithstanding anything to the contrary, the Company shall not declare any Dividends or pay any other Distributions on any shares, without the prior written approval of the holders holding at least 68% of the Company’s outstanding share capital, provided, however that, for this purpose, share splits and pro-rata distributions of Bonus Shares shall not be deemed to constitute a Distribution.

102.	A notice of the declaration of a Dividend shall be given to the shareholders registered in the Register, in the manner provided for in these Articles.

103.
The Directors may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition. In every such case, subject to any provision mentioned in the preceding Article, the Dividend shall be paid in respect of such a share in accordance with such a condition.

104.
At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of Distribution of certain properties, including by means of Distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of Distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

105.	The Company shall have a lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

106.
The persons registered in the Register, as shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A transfer of shares shall not transfer the right to a Dividend, which has been declared after the transfer but before the registration of the transfer.

107.
A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

Scopus - Articles of Association - October 2003

108.
The Distribution by way of Dividend, of fully paid up shares, or from funds, shall be such that each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by him and entitling him to fully paid up shares.

109.
If the Company has redeemed redeemable preference shares, then all funds reserved for redemption of such shares may be used, in whole or in part, according to a resolution of the Company, to pay in full or in part for any new share issues or any shares not yet issued to the shareholders of the Company and to distribute such fully paid up shares, as shall be decided upon by the Board of Directors, up to the sum equal to the nominal value of the shares to be issued.

110.
In order to give effect to any resolution in connection with Distribution, the Board of Directors may resolve any difficulty that shall arise with respect to such Distribution in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of Distribution. The Board of Directors may further decide that payment in cash shall be made to a shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board of Directors shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Directors shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Directors may appoint a person to execute such an agreement in the name of the persons entitled to any Dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.

111.
The Board of Directors may, with respect to all Dividends not demanded within 30 days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.

112.	The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Section.

Reserves

113.
The Directors may set aside from the profits of the Company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special Dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall in the discretion of the Board of Directors be beneficial to the Company, and the Directors may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board of Directors may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Directors may, from time to time, also transfer to the next year profits out of such sums which are, in their discretion, beneficial to the Company. The Directors may generally create funds as they deem necessary, either those resulting, from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in their discretion as they deem fit so long as the creation, changes or uses of such funds do not exceed any provision of the Law or accepted accounting principles and practices.

Scopus - Articles of Association - October 2003

114.
All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board of Directors may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale off investments or other property of the Company shall be debited to the reserve account, unless the Directors decide to cover such losses from other funds of the Company. The Board of Directors may use moneys credited to the capital reserve liability account in any manner that these Articles or the Law permit.

115.
Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

Capitalization of Reserve Funds

116.
The Company may from time to time resolve at a general meeting that any sum, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as Dividends on shares, in the manner so directed by such resolution. The Board of Directors shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The Directors may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Directors may act, and shall have all the powers and authorities, as set forth in Article 110 above, mutatis mutandis.

Registered Office

117.	The Directors shall determine the location of the Company’s Office.

Seal, Stamp and Signatures

118.
The Directors shall cause the Company’s seal, if the Company shall have a seal, and the Company’s rubber stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the seal or the rubber stamp in violation of any instructions the Directors may give in connection with the use thereof.

119.
The Board of Directors may designate any person or persons (even if they are not members of the Board of Directors) to act and to sign in the name of the Company, and to apply the Company’s seal or rubber stamp; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

Scopus - Articles of Association - October 2003

120.
The printing of the name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the rubber stamp of the Company was affixed.

Accounts and Audit

121.	The Directors shall cause correct accounts to be kept:

(1)	Of the assets and liabilities of the Company;

(2)	Of moneys received or expended by the Company and the matters for which such moneys are expended or received;

(3)	Of all purchases and sales made by the Company. The account books shall be kept in the Office or at such other place as the Directors deem fit, and they shall be open for inspection by the Directors.

122.
The Directors shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the shareholders. No shareholder other than a Director shall have any right to inspect any account book or document of the Company except as conferred by Law or authorized by the Board of Directors or by the Company in a general meeting.

123.	Accountants-Auditors shall be appointed and their function shall be set out in accordance with the Law.

124.
Not less than once a year, the Directors shall submit before the Company at a general meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law and Israeli GAAP. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Directors with respect to the condition of the Company’s business, the amount (if any) they propose as a Dividend, and the amount (if any) that they propose to set aside for the fund accounts.

Notices

125.
A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by mail, telegram, facsimile, electronic mail or telex addressed to such shareholder at his registered address as appearing in. the Register of shareholders. If the address of a Member is outside of Israel, then any notice sent by mail shall be sent by airmail.

126.
All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

127.
Any shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no shareholder whose address is not registered in the register shall be entitled to receive any notice from the Company.

Scopus - Articles of Association - October 2003

128.
A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the mail in a prepaid airmail letter or telegram or telex or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

129.
Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served 14 days after the delivery thereof to the post office, if sent by airmail, and 7 days after the delivery thereof to the post office, if sent by domestic post, and (iii) if sent by telex, electronic mail, confirmed facsimile or telegram, shall be deemed to have been served 24 hours after the time such telex, facsimile or telegram was sent. In proving such service it shall be sufficient to prove that the letter or telegram containing the notice was properly addressed and delivered at the post office, or sent by telex or confirmed facsimile, as the case may be.

Office Holders’ Indemnity and Insurance

130.	Subject to the provisions of any Law, the Company may indemnify its Office Holders with respect to any of the following:

130.1.
A monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by him by virtue of him being an Office Holder of the Company;

130.2.
Reasonable litigation expenses, including legal fees paid for by the Office Holder, or which he is obligated to pay under a court order, in a proceeding brought against him by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which he is found innocent, all in respect of an act performed by him by virtue of him being an Office Holder of the Company.

The Company may undertake to indemnify Office Holders as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances; and (ii) retroactively.

131.	Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following.

131.1.	A breach of the duty of care owed to the Company or any other person;

131.2.	A breach of the fiduciary duty owed to the Company, provided that such Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company;

131.3.	A monetary liability imposed on such Office Holder in favor of a third party, in respect of an act performed by him by virtue of him being an Office Holder of the Company.

132.	Bring Along

132.1.
In the event that prior to a Qualified IPO a third party (the “Third Party Offerer”) shall offer to purchase all of the outstanding shares of the Company and holders of at least 60% of the outstanding shares of the Company (the “Majority Offerees”) are willing to accept such an offer, and such offer is conditioned upon the sale of all remaining shares of the Company to the Third Party Offeror, then the remaining Shareholders (the “Minority Shareholders”) agree to and shall sell all of their shares to the Third Party Offeror. The Majority Offerees and the Minority Shareholders further agree that such sale of shares shall be on a pro rata basis only, and accordingly the Third Party Offeror will purchase the shares of the Majority Offerees and the Minority Shareholders pro rata on the same terms and conditions (including repayment of debts and release from guarantees) and for the same price per share, subject to the liquidation preferences of the holders of Preferred Shares set forth Article 7.1 above.

Scopus - Articles of Association - October 2003

132.2.
Thirty (30) days prior to the date set by the Third Party Offeror as the final date for accepting such offer, the Company shall notify, or cause to be notified, each Shareholder in writing of such offer. Such notice shall set forth: (i) the name of the Third Party Offeror and the number of shares proposed to be acquired; (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party Offeror; and (iii) the names of, and number of shares held of record by Shareholders that the Company knows are willing to accept the offer.

132.3.
With respect to each purchase of shares by a Third Party Offeror pursuant to this Article 132, the purchase price for the shares so purchased shall be paid in full at such closing in cash or by certified check payable to the order of the Shareholder against delivery of the appropriate certificates or instruments evidencing such securities, duly enclosed or with duly executed share powers attached thereto. Securities delivered at such closing shall be free and clear of all security interests, and all title thereto, and all rights and privileges of ownership thereof, immediately shall be vested in the Third Party Offeror.

132.4.
In the event that a Shareholder fails to surrender its certificate in connection with the consummation of said transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Third Party Offeror and the Board of Director shall be authorized to establish an escrow account, for the benefit of such Shareholder, into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

132.5.
The Company shall not effect any transfer of securities by any Shareholder until it has satisfactory evidence that the provisions of this Article 1.32, if applicable to such transfer, have been complied with.

132.6.
The provisions of this Article 132 shall apply, without the requirement of any further action, to shareholders holding shares of the Company which shall result from the exercise, conversion or exchange of any options, warrants or other convertible securities (collectively, “Options” ) which were granted by the Company, provided, however, that such Options were outstanding on the date of the Third Party Offer.

Scopus - Articles of Association - October 2003

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90147\73\735